Exhibit 10.32

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (this “Amendment”) is made as of October 31, 2022, by and between SORRENTO WEST PROPERTIES, INC., a Delaware corporation (“Lessor”), and RF INDUSTRIES, LTD., a Nevada corporation (“Lessee”).

RECITALS

A.    Lessor and Lessee are parties to that certain AIRCRE Standard Industrial/Commercial Single-Lessee Lease – Net dated as of December 28, 2021 (the “Base Lease”), that certain AIRCRE Rent Adjustment(s) Standard Lease Addendum dated December 28, 2021 (the “First Addendum”), that certain AIRCRE Option(s) to Extend Standard Lease Addendum dated December 28, 2021 (the “Second Addendum”), and that certain AIRCRE Addendum to Lease dated December 28, 2021 (the “Third Addendum,” and collectively with the Base Lease, the First Addendum and the Second Addendum, the “Lease”), with respect to the premises located at 16868 Via Del Campo Court, San Diego, California (the “Premises”), as more particularly described in the Lease. All initially capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings ascribed to them in the Lease.

B.    Lessor and Lessee wish to hereby modify certain terms and provisions under the Lease and are hereby executing this Amendment to effectuate the modification of the Lease.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants hereafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.        Amendment to Lease. All terms defined in the Recitals of this Amendment are hereby incorporated into the Lease by this reference.

a.    Tenant Improvement Allowance. Paragraph 54 of the Lease is hereby amended to increase the TIA to a maximum amount of Thirty-Four and 81/100 Dollars ($34.81) per rentable square foot of Premises, and all references in the Lease to the TIA shall mean and refer to such increased amount, and Paragraph 2(a)(ii) of the Work Letter is hereby amended to increase $33.00 per rentable square foot to $34.81 per rentable square foot; provided, however, a portion of the TIA in the maximum amount of $1.81 per rentable square foot shall be used solely for upgrades to the existing sprinkler systems in the Building (“Sprinkler System Upgrade Work”), and Tenant shall provide all documentation required with respect to the Sprinkler System Upgrade Work pursuant to Section 2(B) of the Work Letter prior to and as a condition to Landlord’s disbursement of such portion of the TIA.

2.        Effect of Amendment. Except as expressly amended under this Amendment, all provisions of the Lease shall remain in full force and effect. In the event of any conflict between this Amendment and the Lease, this Amendment shall control to the extent of such conflict.

3.        Entire Agreement. This Amendment constitutes the entire agreement between the parties pertaining to the subject matter hereof, and the final, complete and exclusive expression of the terms and conditions thereof, and all prior agreements, representations, negotiations and understandings of the parties hereto, oral or written, express or implied, are hereby superseded and merged herein. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same binding agreement.

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IN WITNESS WHEREOF, the undersigned have executed this First Amendment to Lease as of the date first written above.

LESSOR:	LESSEE:
SORRENTO WEST PROPERTIES, INC., a Delaware corporation By: /s/ Joseph E. Maskalenko Name: Joseph E. Maskalenko Title: Senior V.P., Secretary & Treasurer	RF INDUSTRIES, LTD., a Nevada corporation By: /s/ Raymond Bibisi Name: Raymond Bibisi Title: Chief Operating Officer